UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2013

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	001-09225	41-0268370
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 16, 2013, the Board of Directors of H.B. Fuller Company (the “Company”) elected Maria Teresa Hilado to serve as a Class I director of the Company, effective October 1, 2013, for an initial term expiring at the Company’s 2015 annual meeting of shareholders. Ms. Hilado has not yet been appointed to serve on any committees of the Board of Directors.

Ms. Hilado is currently senior vice president, finance, and treasurer at PepsiCo, Inc., a global food and beverage leader with net revenues of more than $65 billion and a product portfolio that includes 22 brands that generate more than $1 billion each in annual retail sales. In her current role, which she has held since 2009, she has global operating responsibility for PepsiCo’s treasury organization and leads a number of global business initiatives. Before joining PepsiCo, she was vice president and treasurer at Schering Plough Corporation (now Merck). Prior to that, Hilado built a 17-year career at General Motors, where she moved to positions of increasing responsibility in mergers and acquisitions, labor negotiations and treasury.

Consistent with the current director compensation program described in our 2013 Proxy Statement, for her service as a director of the Company Ms. Hilado will receive an annual cash retainer of $80,000, pro-rated for her time of service on the Board of Directors during fiscal 2013, and an initial grant of 1,300 shares of restricted stock of the Company.

Other than as described herein, there are no arrangements or understandings between Ms. Hilado and any other persons pursuant to which Ms. Hilado was selected as a director of the Company. The Board of Directors has considered customer-supplier transactions between the Company and PepsiCo, Inc. and has determined that Ms. Hilado has no direct or indirect material interest in the transactions. A copy of the press release that discussed Ms. Hilado’s election to the Board is filed as Exhibit 99.1 to, and incorporated by reference in, this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated August 19, 2013, issued by H.B. Fuller Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 20, 2013

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 19, 2013, issued by H.B. Fuller Company

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